                                        Exhibit 99.1

Contacts: West Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: Westwicke Partners John Woolford/Stefan Loren (443) 213-0506/0507

West Announces Intention to Elect Entire Board Annually

LIONVILLE, Pa., December 21, 2009 -- West Pharmaceutical Services, Inc. (NYSE: WST) announced today that its board of directors unanimously decided on December 15, 2009, to ask shareholders to approve a proposal to elect the entire board each year starting in 2012. Currently, the Company’s board has three classes and shareholders elect one class each year for a three-year term.  The proposed amendment will not shorten the current term of any director now serving.

The Company’s board will recommend that shareholders approve an amendment to the Company’s Articles of Incorporation at the 2011 annual shareholders meeting. The proposal will require the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote. If approved, the amendment would mean that beginning with the 2012 annual meeting, all directors would stand for re-election each year.

“West’s history evidences our responsiveness to shareholder interests,” said Donald E. Morel, Jr., Ph.D., West’s Chairman and Chief Executive Officer. “We regularly consider ways in which we can improve our corporate governance policies and reflect evolving industry standards and best practices. After discussions over the past month with a long-time shareholder, CalSTRS, the board concluded that having directors elected annually would best serve these objectives.”

About West

West is a global manufacturer of components and systems for injectable drug delivery, including stoppers and seals for vials, and closures and disposable components used in syringe, IV and blood collection systems. The Company also provides products with application to the personal care, food and beverage markets. Headquartered in Lionville, Pennsylvania, West supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia. For more information, visit West at www.westpharma.com.